Exhibit 4.64

POWER OF ATTORNEY

I, Liu Jian, a citizen of the People's Republic of China (the “PRC”), PRC ID card number 310102197211124453, hereby irrevocably authorize Shanghai Renren Automobile Technology Company Limited (“WFOE”) or the individual or entity that is designated by WFOE (each, a “Representative”) to the extent permitted by applicable laws of the PRC, as my sole attorney to singly exercise the following powers and rights during the term of this Power of Attorney (“POA”).

I hereby authorize and designate the Representative to vote on my behalf at the shareholders' meetings of Shanghai Qianxiang Changda Internet Information Technology Development Co., Ltd. (“PRC Company”) and exercise the full voting rights as its shareholder as granted to me by law and under the Articles of Association of PRC Company, including but not limited to, the right to propose the holding of shareholders' meeting, to accept any notification about the holding and discussion procedure of the meeting, to attend the shareholders' meeting of PRC Company and exercise the full voting rights (such as to serve as my authorized representative at the shareholders' meeting of PRC Company, to designate and appoint the executive director or directors of the board of PRC Company and the general manager and to decide the allotment of the profits, etc.), and to sell or transfer any or all of my equity interest in PRC Company.

In exercising the rights and powers provided hereunder, the Representative shall act with due care and diligence and pursuant to this POA and the applicable laws.

The term of this Power of Attorney is ten (10) years from its date of execution, and shall be automatically terminate upon the assignment of the loan in the principal amount of Renminbi 500,000 from WFOE to the undersigned, to a third party acceptable to WFOE.

Nominee: Liu Jian

/s/ Liu Jian
Date: August 18 of 2017